PROSPECTUS SUPPLEMENT NO. 2 (TO PROSPECTUS DATED APRIL 4, 2007, AS SUPPLEMENTED MAY 2, 2007)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-140290

14,075,290 Shares

PRICESMART, INC.

Common Stock

This Prospectus Supplement No. 2 supplements and amends the prospectus dated April 4, 2007 (the “Original Prospectus”) relating to the resale by the selling stockholders named therein (as supplemented and amended by Prospectus Supplement No. 1 dated May 2, 2007 and this Prospectus Supplement No. 2) of up to 16,111,712 shares of common stock of PriceSmart, Inc., or PriceSmart.

This prospectus supplement should be read in conjunction with the Original Prospectus, as supplemented hereby, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect a change in the beneficial ownership of certain PriceSmart common stock offered by the Original Prospectus, as supplemented hereby, and the identity of certain selling stockholders named in the Original Prospectus.  The section captioned “Selling Stockholders” contained on pages 9-10 of the Original Prospectus is hereby amended and restated in its entirety to read as follows:

"SELLING STOCKHOLDERS

The table below presents information regarding the selling stockholders and the shares that they own and may offer and sell from time to time under this prospectus. This table is prepared based in part on information supplied to us by the selling stockholders identified below and we have not sought to verify such information.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The percentage of shares beneficially owned is based on 29,580,825 shares of common stock outstanding as of March 27, 2009.

Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the selling stockholders named in the table, the selling stockholders have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them. In addition, except as indicated in the table below, each selling stockholder has represented to us that it is not, nor is it affiliated with, a registered broker-dealer. Unless otherwise indicated, the address of the selling stockholders named below is: c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

Because the selling stockholders may resell, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon consummation of any sales. See “Plan of Distribution.”

	Shares Beneficially Owned Before the Offering		Maximum Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name	Number	Percent(1)		Number	Percent
The Price Group, LLC(2)	3,897,260	13.2%	3,897,260	0	*
Price Charities(3)	3,885,335	13.1%	3,885,335	0	*
Robert & Allison Price Charitable Trust(4)	2,245,168	7.6%	2,245,168	0	*
Robert & Allison Price Trust(2) (5)	829,691	2.8%	811,395	18,296	*
Sol & Helen Price Trust(2) (6)	601,159	2.0%	584,159	17,000	*
Price Family Charitable Trust(7)	290,600	1.0%	290,600	0	*
Murray & Elaine Galinson Trust(2)(8)	854,584	2.9%	854,584	0	*
Galinson Family Partnership II(2)(9)	119,731	*	119,731	0	*
Jack McGrory Declaration of Trust 2/8/06(2)	974,315	3.3%	974,315	0	*
Rebecca Price Trust UTD 9/22/89(10)(11)	18,805	*	18,805	0	*
Sarah Price Trust UTD 9/22/89(11)(12)	18,805	*	18,805	0	*
David Price Trust UTD 9/22/89(11)(13)	18,805	*	18,805	0	*
Rebecca Price Trust UTD 8/1/97(10)(14)	12,500	*	12,500	0	*
Sarah Price Trust UTD 8/1/97(12)(14)	12,500	*	12,500	0	*
David Price Trust UTD 8/1/97(13)(14)	12,500	*	12,500	0	*
Benjamin Price Trust 9/22/89(14)(15)	5,210	*	5,210	0	*
Rebecca Price(10)	1,330	*	1,330	0	*
Sarah Price(12)	1,330	*	1,330	0	*
Rebecca Price Trust UTD 5/6/97(10)(14)	916	*	916	0	*
Sarah Price Trust UTD 5/6/97(12)(14)	916	*	916	0	*
David Price Trust UTD 5/6/97(13)(14)	916	*	916	0	*
Robert Price(16)	11,806,238	39.9%	11,787,942	18,296	*

(1)	Based on 29,580,825 shares of our common stock outstanding as of March 27, 2009, as reported in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2009.
(2)
Robert Price, Sol Price and Sherry Bahrambeygui are co-managers of The Price Group, LLC.  Each of the Sol & Helen Price Trust, Robert & Allison Price Trust and the Hosey Family Trust are members of The Price Group, LLC.  The Murray & Elaine Galinson Trust, Galinson Family Partnership II and Jack McGrory Declaration of Trust 2/8/09 are former members of The Price Group, LLC.  Mr. Galinson and Mr. McGrory are former managers of The Price Group, LLC.

(3)	Mr. Robert Price is a director and President of Price Charities. Ms. Bahrambeygui is an officer of Price Charities.
(4)	Mr. Robert Price is a co-trustee of the Robert & Allison Price Charitable Trust.
(5)	Mr. Robert Price is a co-trustee of the Robert & Allison Price Trust.
(6)	Mr. Sol Price and Mr. Robert Price are trustees of this trust.
(7)	Mr. Sol Price and Mr. Robert Price are trustees of this trust.
(8)	Mr. Galinson is a co-trustee of this trust.
(9)	Mr. Galinson is a manager of this entity.
(10)	Rebecca Price is the daughter of Mr. Robert Price.
(11)	Mr. Robert Price is a co-trustee of this trust.
(12)	Sarah Price is the daughter of Mr. Robert Price.
(13)	David Price is the son of Mr. Robert Price.
(14)	Ms. Bahrambeygui is a co-trustee of this trust.
(15)	Benjamin Price is the nephew of Mr. Robert Price. Mr. Robert Price is a co-trustee of this trust.
(16)
Includes 3,897,260 shares held by The Price Group, LLC, 3,885,335 shares held by Price Charities, 2,245,168 shares held by Robert & Allison Price Charitable Trust, 829,691 shares held by the Robert & Allison Price Trust, 601,159 shares held by the Sol & Helen Price Trust, 290,600 shares held by the Price Family Charitable Trust, 56,415 shares held by trusts for the benefit of his children, 530 shares of common stock held for the benefit of his children, and 80 shares of common stock held by Mr. Robert Price in a 401(k) account.

*	Indicates less than 1.0%.

We are filing the registration statement at the request of these stockholders pursuant to pre-existing contractual registration rights as to most of these shares.

The selling stockholders do not have any position, office or other material relationship with us or any of our affiliates, nor has any of them had any position, office or material relationship with us or any of our affiliates within the past three years, except that:

•
Robert Price is a director of Price Charities, and he, Sol Price and Sherry Bahrambeygui are co-managers of The Price Group, LLC. Each of the Sol & Helen Price Trust, the Robert & Allison Price Trust and the Hosey Family Trust are members of The Price Group, LLC.  Robert E. Price has served as our Chairman of the Board since July 1994 and Chief Executive Officer since April 2006. Murray L. Galinson has been a member of our board of directors since November 2000. Jack McGrory served as a member of our board of directors from November 2000 until May 2009 and as our Executive Vice President—Real Estate and Development from December 2006 until May 2009. Sol Price is the father of Robert E. Price, our Chairman of the Board and Chief Executive Officer.

•	As of the date hereof, Sol Price beneficially owns approximately 29.3% of our outstanding common stock based on the number of shares outstanding on March 27, 2009.

•
As of the date hereof, Robert Price beneficially owned approximately 38.9% of our outstanding common stock based on the number of shares outstanding on March 27, 2009, including shares that may be deemed to be beneficially owned by Sol Price.

•
As of the date hereof, Sol Price, Robert Price and Sherry Bahrambeygui were members of a group that beneficially owned approximately 41.2% of our outstanding common stock based on the number of shares outstanding on March 27, 2009.

•
From time to time, members of the Company’s management used a private plane owned in part by PFD Ivanhoe, Inc. to travel to business meetings in Central America and the Caribbean. The Price Group owns 100% of the stock of PFD Ivanhoe, and Sol Price, Robert Price, Jack McGrory and Sherry Bahrambeygui are officers of PFD Ivanhoe. The Company paid PFD Ivanhoe approximately $77,280, $158,000 and $205,000 for fiscal years ended August 31, 2008, 2007 and 2006, respectively. On February 23, 2007, the Company entered into an agreement with PFD Ivanhoe to purchase its 6.25% undivided interest in a Citation XLS Aircraft for approximately $658,000.”

Investing in our securities involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 3 of the Original Prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 8, 2009.